Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Wesbanco, Inc. Incentive Bonus, Option and Restricted Stock Plan, as amended, of our reports dated February 26, 2021, with respect to the consolidated financial statements of Wesbanco, Inc. and the effectiveness of internal control over financial reporting of Wesbanco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

April 22, 2021